Exhibit 99.1

38 Corporate Circle Albany, NY 12203	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Total Revenue increased 59% driven by the etailz segment

Albany, NY, August 22, 2017-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended July 29, 2017. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace retailer. Results for etailz are included in the consolidated results for the second quarter of fiscal 2017. Comparisons to the prior year for the etailz segment represent the unconsolidated performance of etailz for the three calendar months ended July 31, 2016.

“Driven by etailz, total Trans World revenue for the quarter increased 59%. Etailz revenue increased 48% from the second quarter of 2016, an acceleration from the 39% increase during the first quarter. etailz contributed 42.5% of total consolidated revenue during the second quarter. The increase in revenue highlights the digital diversification of the Company. We continue to focus on the growth potential of etailz, the reinvention and stabilization of the fye brand, and the synergies afforded by the combination of the two,” commented Mike Feurer, Chief Executive Officer.

Second Quarter Overview - Consolidated

•	Total revenue increased 59% to $102.5 million compared to $64.3 million in the second quarter of fiscal 2016, as $43.5 million in revenue from etailz more than offset a $5.4 million decline in fye revenue.

•	Net loss was $5.6 million, or $0.15 per diluted share, for the 13 weeks ended July 29, 2017, compared to a net loss of $4.7 million, or $0.15 per diluted share, for the same period last year.

•	Operating loss was $5.4 million compared to an operating loss of $4.5 million for the second quarter of fiscal 2016.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $2.3 million compared to a loss of $2.9 million for the second quarter of fiscal 2016 (see note 1).

•	Cash and cash equivalents as of July 29, 2017 was $14.0 million, compared to $78.6 million as of July 30, 2016. The primary uses of cash were related to the acquisition of etailz and investments in new and remodeled stores in fiscal 2016.

•	Inventory, including $26.3 million from etailz, was $126.7 million as of July 29, 2017, versus $120.2 million, as of July 30, 2016. Excluding the impact of etailz, inventory per square foot was $67 as of July 29, 2017 as compared to $72 as of July 30, 2016.

Twenty-six weeks ended July 29, 2017 Overview – Consolidated

•	Total revenue for the twenty-six weeks ended July 29, 2017 increased 46% to $204.4 million, compared to $140.1 million for the same period last year, as $80.5 million in revenue from etailz more than offset a $16.2 million decline in fye revenue.

•	Net loss was $2.0 million, or $0.06 per diluted share, for the twenty-six weeks ended July 29, 2017, compared to a net loss of $4.6 million, or $0.15 per diluted share, for the same period last year. During the first half of 2017, the Company recorded an $8.7 million gain on insurance proceeds from Company owned life insurance policies.

•	Operating loss was $10.6 million compared to an operating loss of $5.2 million for the twenty-six weeks ended July 30, 2016.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $3.4 million compared to a loss of $2.1 million for the second quarter of fiscal 2016 (see note 1).

Segment Highlights

	TRANS WORLD ENTERTAINMENT CORPORATION
	Segment Reporting

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Total Revenue
fye	$58,958	$64,348	$123,902	$140,078
etailz	43,521	-	80,544	-
Total Company	$102,479	$64,348	$204,446	$140,078

Gross Profit
fye	$25,085	$26,701	$51,995	$57,527
etailz	10,085	-	19,480	-
Total Company	$35,170	$26,701	$71,475	$57,527

Loss From Operations
fye	$(5,467)	$(4,522)	$(9,853)	$(5,207)
etailz	98	-	(723)	-
Total Company	$(5,369)	$(4,522)	$(10,576)	$(5,207)

Reconciliation of etailz Loss from Operations to etailz Adjusted Income From Operations (2)
etailz loss from operations	$98	$-	$(723)	$-
Acquisition related amortization and compensation expense	646	-	2,526	-
etailz adjusted income from operations	$744	$-	$1,803	$-
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Second Quarter Overview - fye

•	Total revenue declined 8.4% for the fye segment. Comparable store sales declined 3.6% compared to the same quarter last year, as a comp store sales increase of 19% in lifestyle categories was offset by a 17% decline in heritage media categories. Lifestyle categories represented 37% of revenues for second quarter as compared to 29% in the same period last year.

•	Gross profit for the second quarter was $25.1 million, or 42.5% of revenue, compared to $26.7 million, or 41.5% of revenue, for the same period last year. The increase in gross margin as a percentage of revenue was due to better costing and price management.

•	Selling, general and administrative (“SG&A”) expenses decreased $1.4 million, or 4.6%, for the second quarter to $28.2 million, or 47.9% of fye revenue, compared to $29.6 million, or 46.0% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline and expenses to support the upgrading of the Company’s digital capability, including the re-platforming of fye.com.

•	The fye segment recorded an operating loss of $5.5 million for the 13 weeks ended July 29, 2017, compared to an operating loss of $4.5 million for same period last year.

Mr. Feurer added, “We again experienced double digit growth in our lifestyle categories which helped us improve our comp sales result from the first quarter. However, July sales were impacted by the weak summer box office. These headwinds will continue to impact our sales in the third quarter for both our lifestyle and media categories.”

Twenty-six weeks ended July 29, 2017 Overview – fye

•	For the twenty-six weeks ended July 29, 2017, total revenue decreased 11.5% to $123.9 million, compared to $140.1 million for the same period last year.

•	Gross profit for the twenty-six weeks ended July 29, 2017 was $52.0 million, or 42.0% of revenue, compared to $57.5 million, or 41.1% of revenue, for the same period last year. The increase in gross margin as a percentage of revenue was due to better costing and price management.

•	For the twenty-six weeks ended July 29, 2017, SG&A expenses decreased $2.3 million, or 3.9% to $57.3 million compared to $59.6 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 46.3% versus 42.6% for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline and expenses to support the upgrading of the Company’s digital capability, including the re-platforming of fye.com.
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•	The fye segment recorded an operating loss of $9.9 million for the twenty-six weeks ended July 29, 2017, compared to an operating loss of $5.2 million for same period last year.

Second Quarter Overview - etailz

•	Total revenue for the second quarter was $43.5 million, a 48% increase as compared to the second quarter of 2016. etailz revenue contributed 42.5% of total consolidated revenue during the quarter.

•	Total gross profit for the second quarter was $10.1 million, or 23.2% of revenue.

•	Total SG&A expenses for the second quarter were $9.0 million, or 20.6% of revenue.

•	etailz adjusted income from operations was $0.7 million for the second quarter.

Twenty-six weeks ended July 29, 2017 Overview – etailz

•	Comparisons to the prior year for the etailz segment represent the unconsolidated performance of etailz for the first half of 2016.

•	Total revenue for the twenty-six weeks ended July 29, 2017 was $80.5 million, a 43.8% increase as compared to the same period in fiscal 2016. etailz revenue contributed 39.4% of total consolidated revenue during the first half of fiscal 2017.

•	Total gross profit for the twenty-six weeks ended July 29, 2017 was $19.5 million, or 24.2% of revenue.

•	Total SG&A expenses for the twenty-six weeks ended July 29, 2017 were $18.2 million, or 22.6% of revenue.

•	etailz adjusted income from operations was $1.8 million for the twenty-six weeks ended July 29, 2017.

Trans World will host a teleconference call Tuesday, August 22, 2017, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 29,	% to	July 30,	% to	July 29,	% to	July 30,	% to
	2017	Revenue	2016	Revenue	2017	Revenue	2016	Revenue

Net sales	$100,914		$63,320		$201,665		$138,088
Other revenue	1,565		1,028		2,781		1,990
Total revenue	$102,479		$64,348		$204,446		$140,078

Cost of sales	67,309	65.7%	37,647	58.5%	132,971	65.0%	82,551	58.9%
Gross profit	35,170	34.3%	26,701	41.5%	71,475	35.0%	57,527	41.1%

Selling, general and administrative expenses	37,199	36.3%	29,600	46.0%	75,487	36.9%	59,648	42.6%

Depreciation and amortization	3,340	3.2%	1,623	2.5%	6,564	3.2%	3,086	2.2%
Loss from operations	(5,369)	-5.1%	(4,522)	-7.0%	(10,576)	-5.2%	(5,207)	-3.7%

Interest expense	59	0.1%	172	0.3%	115	0.1%	345	0.2%
Other (income) loss	86	0.1%	(86)	-0.1%	(8,763)	-4.3%	(1,017)	-0.7%

Loss before income taxes	(5,514)	-5.4%	(4,608)	-7.2%	(1,928)	-0.9%	(4,535)	-3.2%
Income tax expense	51	0.0%	48	0.1%	105	0.1%	95	0.1%

Net loss	$(5,565)	-5.4%	$(4,656)	-7.2%	$(2,033)	-1.0%	$(4,630)	-3.3%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.15)		$(0.15)		$(0.06)		$(0.15)

Weighted average number of common shares outstanding - basic and diluted	36,179		30,403		36,179		30,576

SELECTED BALANCE SHEET CAPTIONS:					July 29,		July 30,
(in thousands, except store data)					2017		2016

Cash and cash equivalents					$13,985		$78,644
Merchandise inventory					126,687		120,268
Fixed assets (net)					43,876		34,990
Accounts payable					37,169		42,753
Borrowings under line of credit					-		-

Stores in operation, end of period					269		290

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) other income, including gain on sale of investments and gain from insurance proceeds; (iii) interest expense; (iv) depreciation and amortization; and (v) acquisition related compensation expenses including retention bonuses and restricted stock. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net loss to adjusted EBITDA appears below.

(in thousands)
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Net loss	$(5,565)	$(4,656)	$(2,033)	$(4,630)
Income tax expense	51	48	105	95
Other (income) loss	86	(86)	(8,763)	(1,017)
Interest expense	59	172	115	345
Loss from operations	(5,369)	(4,522)	(10,576)	(5,207)
Depreciation and amortization	3,340	1,623	6,564	3,086
Contingency adjustment	(1,437)	-	(1,437)	-
Acquisition related compensation expenses	1,118	-	2,026	-
Adjusted EBITDA	$(2,348)	$(2,899)	$(3,423)	$(2,121)
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We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

2.	The Company believes that etailz adjusted income from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise.  For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. The Company also operates etailz, Inc., a leading digital marketplace retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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